Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Equity Incentive Plan of Cameron International Corporation of our reports dated February 24, 2006, with respect to the consolidated financial statements of Cameron International Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, and Cameron International Corporation management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Cameron International Corporation, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
August 24, 2006